Exhibit 99.1

Clinical Data for Trovagene’s Precision Cancer Monitoring Platform Presented at the European Cancer Congress

Quantitative detection and monitoring of circulating tumor DNA (ctDNA) and driver mutations can be used to rapidly detect treatment response

SAN DIEGO, CA — September 24, 2015 — Trovagene, Inc., (NASDAQ:  TROV) a developer of cell-free molecular diagnostics, announced today the presentation of clinical results featuring the use of its Precision Cancer MonitoringSM (PCM) platform to detect and monitor driver mutations in both pancreatic cancer and lung cancer patients at the 2015 European Cancer Congress (ECC). The conference will take place in Vienna, Austria on September 25 - 29, 2015.

“Circulating tumor DNA has emerged as an ideal diagnostic specimen to monitor tumor genomic changes and tumor dynamics. In these data sets, we show the ability to rapidly determine response to therapy for both pancreatic and lung cancer patients,” stated Antonius Schuh, Ph.D., chief executive officer of Trovagene. “The data presented at ECC demonstrate the clinical utility of our PCM platform, and the potential to improve the standard of care for cancer patients.”

Abstracts to be presented at the 2015 European Cancer Congress

1.              Abstract title:  Kinetic Monitoring of EGFR and KRAS mutations in Urinary Circulating Tumor DNA Predicts Radiographic Progression and Response in Patients with Metastatic Lung Adenocarcinoma

•      Collaborating Institution: University of California, San Diego School of Medicine, Hatim Husain, M.D.

•      Presentation type: Poster

•      Presentation date/time: September 27, 2015 / 9:15 a.m. to 11:15 a.m. CEST

2.              Abstract title:  Dynamics of KRAS G12/13 allele burden in circulating tumor DNA predicts survival in patients with unresectable pancreatic cancer undergoing palliative chemotherapy

•      Collaborating Institution: Herlev Hospital, Copenhagen, Julia Johansen, M.D.

•      Presentation type: Poster

•      Presentation date/time: September 28, 2015 / 9:15 a.m. to 11:15 a.m. CEST

“There is a lack of reliable biomarkers when treating pancreatic cancer patients, and these data demonstrate the ability to monitor KRAS mutations in ctDNA as well as the potential to obtain accurate information on patient prognosis and response to therapy,” stated Julia Johansen, M.D., University of Copenhagen, Denmark. “Trovagene’s assay for KRAS mutant oncogenes can assist physicians in determining the aggressiveness of a patient’s disease, and provide useful information on disease progression such that therapy can be tailored accordingly. The clinical results are encouraging, and I look forward to further evaluating this assay in additional patient cohorts.”

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission.

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Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina	Ian Stone
Investor Relations	Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com